Exhibit 99.1

Revolve Group Announces Third Quarter 2020 Financial Results

Los Angeles, CA – November 11, 2020 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the third quarter ended September 30, 2020.

“Strong execution on our merchandising and operational initiatives led to another quarter of record results.  Despite the challenging backdrop and short-term pressures, we continued to drive efficiencies throughout the business in the third quarter, leading to higher margins and record profitability,” said co-founder and co-CEO Mike Karanikolas.  “Our efforts resulted in record net income of $19 million, exceptional operating cash flows of $14 million, and record Adjusted EBITDA of $24 million, which increased 66% year-over-year.  A key driver of our significantly increased profitability was our highest-ever gross margin for a third quarter, which reflects a high percentage of net sales at full price and improved inventory dynamics.”

“Our strong results underscore the power of our brand, the strength of our business, and most importantly, the incredible execution of our team,” said co-founder and co-CEO Michael Mente. “We achieved the strong profitability while continuing to invest in key initiatives to maximize our growth potential over the long term, such as elevating our international service levels, further innovation in broadening our marketing playbook, and category expansion within our Owned Brands.”

Third Quarter 2020 Financial Summary

	Three Months Ended September 30,
	2020	2019	YoY Change
	(in thousands)
Net sales	$151,036	$154,197	(2%)
Gross profit	$83,467	$82,678	1%
Gross margin	55.3%	53.6%
Net income	$19,438	$9,559	103%
Adjusted EBITDA (non-GAAP financial measure)	$24,025	$14,438	66%
Net cash provided by operating activities	$14,340	$9,150	57%
Free cash flow (non-GAAP financial measure)	$13,877	$7,448	86%

Operational Metrics

	Three Months Ended September 30,
	2020	2019	YoY Change
	(in thousands, except average order value)
Active customers (trailing 12 months)	1,504	1,438	5%
Orders placed	1,141	1,194	(4%)
Average order value	$232	$275	(16%)

Additional Third Quarter 2020 Metrics and Results Commentary

Net Sales

•

The 2% year-over-year (YoY) decline in net sales in the third quarter reflects a 10-point improvement on a sequential basis compared to the 12% YoY decline in net sales reported for the second quarter of 2020.

•	REVOLVE segment net sales were $130.6 million, a YoY decrease of 3.6%.
•	FORWARD segment net sales were $20.5 million, a YoY increase of 9.0%. The handbag category was a particularly strong contributor to FORWARD’s growth in the third quarter.
•

International net sales increased 18% YoY, outperforming the domestic net sales decline of 6% YoY.  By territory, Australia, Canada and Western Europe each delivered strong double-digit growth in net sales YoY, partially offset by a more challenging comparison in Asia.

•

As previously disclosed, the prior-year comparison in the third quarter of 2019 included $1.5 million in net sales realized as a result of a change in estimate related to store credit breakage.  Adjusting for the change in estimate in the prior-year quarter, total net sales declined 1% YoY in the third quarter of 2020.

Profitability and Operating Expense Drivers

•

Diluted earnings per share (EPS): Diluted EPS was $0.27, more than double the diluted EPS of $0.13 reported for the third quarter of 2019.  The third quarter of 2020 benefitted from a lower effective tax rate of 9.8%, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options during the third quarter of 2020.  This compares to an effective tax rate of 25.6% in the prior-year period.

•

Gross margin: Gross margin was 55.3%, the highest-ever reported for a third quarter, up nearly two percentage points YoY from 53.6% in the third quarter of 2019.  The strong gross margin benefitted from meaningfully improved inventory dynamics exiting the second quarter of 2020 that contributed to a YoY increase in the percentage of net sales at full-price and a YoY decrease in the depth of markdowns.  In addition, we believe the external environment became less promotional in the third quarter on a sequential basis compared to the second quarter of 2020, particularly in the luxury segment.  These positive contributors to gross margin were partially offset by a YoY decrease in the mix of Owned Brands as a percentage of REVOLVE segment net sales, consistent with the outlook shared on recent investor conference calls.

•

Operating expenses: Operating expenses remained highly efficient in the third quarter, reflecting outstanding execution by teams throughout the company while maintaining exceptional service levels for our customers.

o

Continuing benefit from lower return rates YoY: For the second consecutive quarter, operating efficiency within fulfillment and selling and distribution expenses continued to benefit from customers returning a lower proportion of their purchases.  We attribute the significantly lower return rate YoY to a combination of more deliberate purchasing behavior by consumers during the COVID-19 pandemic as well as a COVID-19 driven shift in mix to product categories with lower price points and lower return rates, such as beauty, and away from occasion wear, such as dresses, a category with a higher-than-average return rate.  Key financial and operational benefits resulting from the lower return rate in the YoY comparison include lower required handling of units in our warehouse reflected within the fulfillment expense line and, in particular, reduced packaging, shipping and payment processor costs within selling and distribution expenses, where the majority of costs are shipping related.  We expect that operating efficiencies realized from lower returns in the fulfillment and selling and distribution expense lines may compress in the future if return rates continue to normalize towards pre-COVID 19 levels in the coming quarters.  Since bottoming out in the second quarter of 2020, our estimated return rate increased for each month of the third quarter of 2020 and appears to be headed higher in the fourth quarter of 2020 as well.  We do, however, expect the return rate in the fourth quarter of 2020 to remain lower on a YoY basis.

o

Marketing: Marketing efficiency YoY in the third quarter once again primarily reflects reduced investment in brand marketing events since hosting in-person REVOLVE events remained on pause to ensure the safety of our community and in adherence with social distancing requirements.  It is important to note that brand building investments will remain a key driver of our growth strategy, and are particularly important for the acquisition of new customers.  As a result, we do not expect the total marketing expense as a percentage of net sales to remain at the significantly reduced levels we have reported for the past two quarters during the COVID-19 pandemic.
o

COVID-19 related cost containment actions: As previously announced, general and administrative expenses benefitted from COVID-19 cost containment efforts that were enacted for a portion of the third quarter, including reduced wages for executives and paused retainers for outside board members.  By the end of the third quarter, we had restored all wages and salaries for active employees to the pre-COVID run rates and had resumed payment of retainers to outside board members.

•

Record net income and Adjusted EBITDA: The strong YoY increase in gross margin, effective cost controls and operating efficiencies collectively resulted in record net income and Adjusted EBITDA in the third quarter, an increase of 103% and 66%, respectively -- despite the slight YoY decline in net sales.

Cash Flow and Balance Sheet

•

The combination of exceptional profitability, efficient management of inventory and our capital efficiency led to another strong quarter of cash flow generation.  Free cash flow was $13.9 million, a YoY increase of 86%.  For the nine months ended September 30, 2020, free cash flow was $74.4 million, more than doubling our free cash flow reported for all of 2019.

•

The strong cash flow further strengthened our balance sheet and liquidity.  Cash and cash equivalents as of September 30, 2020 were $158.7 million, an increase of $7.9 million from $150.8 million as of June 30, 2020, despite the repayment of $9 million on our line of credit during the third quarter.

•	Cash and cash equivalents have increased by $107.6 million YoY when compared to the $51.1 million as of September 30, 2019.
•

As of September 30, 2020, $15 million remained drawn on the line of credit, a decrease of $9 million from $24 million drawn as of June 30, 2020. We had no amounts drawn on the line of credit in the year-ago period.

•	Inventory was $73.6 million, an increase of $9.1 million, or 14%, from June 30, 2020.
•

Inventory decreased $30.2 million YoY, or 29%, from the inventory balance of $103.7 million as of September 30, 2019.  By comparison, net sales declined just 2% YoY, illustrating our increased inventory efficiency.

•	Going forward, we intend to continue to invest in our inventory position, particularly in targeted categories that reflect current lifestyle trends such as loungewear, athleisure, and knits.

Additional trend information regarding REVOLVE’s third quarter 2020 financial results and operating metrics is available in the Q3 2020 Financial Highlights presentation available on REVOLVE’s investor relations website.  https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of Q3 2020

COVID-19 has continued to have a negative impact on REVOLVE’s operations and financial results in recent weeks since the end of the third quarter.  The macro environment remains highly uncertain, as demonstrated by many U.S. states and international countries reporting higher levels of COVID-19 cases in recent weeks, and in many instances, imposing additional social distancing restrictions.  We believe the absence of an expanded U.S. stimulus measure in recent months, combined with high unemployment rates, adds to the challenging climate for our customer demographic.

During the month of October 2020, net sales declined by a high single digit percentage year-over-year.  The performance of product categories in the third quarter of 2020 demonstrates that customer shopping and purchasing behavior continues to be influenced by the COVID-19 pandemic.

Sales of apparel products frequently worn at home and styles for active lifestyles have remained strong.  In particular, categories such as beauty, accessories, intimates, sweaters / knits and swimwear remained strong in the third quarter.    Beauty was the standout with net sales increasing more than 100% YoY for the second consecutive quarter.  On the other hand, outfits for special occasions, such as dresses and skirts, continued to face tough YoY comparisons as many social events have remained on pause.

We continue to be excited about the growth potential for newer categories, such as beauty that is undergoing an accelerating shift from offline to online distribution and a category in which our target customer demographic regularly looks to influencers for beauty product inspiration.  Rapid expansion of net sales into newer categories like beauty creates an exciting opportunity to acquire new customers and develop deeper relationships with existing customers over time by serving more of their needs, potentially capturing a greater share of their discretionary spending over the long term.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail.  To participate, please dial (833) 513-0541 within the United States or (778) 560-2564 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 8081214.  The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 8081214.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expectations around the continued impact of the COVID-19 pandemic on our business, operations and financial results, and our updated financial assumptions for the    full year. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; general economic conditions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our online business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Revolve Group, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: adjusted EBITDA, free cash flow and adjusted diluted EPS.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release

Definitions of our Non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other (income) expense, net; (benefit from) provision for income taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Adjusted Diluted EPS

Adjusted diluted EPS is a non-GAAP financial measure that we calculate as diluted earnings (net loss) per share adjusted to exclude the per share impact of the issuance and repurchase of Class B common stock as part of our initial public offering.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.

Orders Placed

We define total orders placed as the total number of customer orders placed by our customers across our platform in any period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two differentiated segments, REVOLVE and FORWARD, that leverage one platform. Through REVOLVE we offer a highly curated assortment of premium apparel and footwear, accessories and beauty products from emerging, established and owned brands.  Through FORWARD we offer an assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contact:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

or

Media:

Simone Kuhfal

simone.kuhfal@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$151,036	$154,197	$439,895	$453,437
Cost of sales	67,569	71,519	213,407	209,587
Gross profit	83,467	82,678	226,488	243,850
Operating expenses:
Fulfillment	4,158	5,118	12,450	14,914
Selling and distribution	20,870	22,581	61,703	66,811
Marketing	18,903	23,127	55,491	67,539
General and administrative	17,741	19,019	52,391	57,124
Total operating expenses	61,672	69,845	182,035	206,388
Income from operations	21,795	12,833	44,453	37,462
Other expense (income), net	253	(7)	300	653
Income before income taxes	21,542	12,840	44,153	36,809
Provision for income taxes	2,104	3,281	6,323	9,547
Net income	19,438	9,559	37,830	27,262
Less: Repurchase of Class B common stock upon corporate conversion	—	—	—	(40,816)
Net income (loss) attributable to common stockholders	$19,438	$9,559	$37,830	$(13,554)
Earnings (net loss) per share of Class A and Class B common stock:
Basic	$0.28	$0.14	$0.54	$(0.25)
Diluted	$0.27	$0.13	$0.52	$(0.25)
Weighted average Class A and Class B common shares outstanding:
Basic	69,872	68,871	69,537	53,376
Diluted	72,281	72,658	73,155	53,376

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$158,701	$65,418
Accounts receivable, net	4,713	4,751
Inventory	73,587	104,257
Income taxes receivable	2,464	761
Prepaid expenses and other current assets	19,909	24,155
Total current assets	259,374	199,342
Property and equipment, net	11,857	13,517
Intangible assets, net	1,315	1,457
Goodwill	2,042	2,042
Other assets	614	642
Deferred income taxes	16,132	15,290
Total assets	$291,334	$232,290
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$38,780	$29,813
Line of credit	15,000	—
Income taxes payable	820	470
Accrued expenses	21,696	19,399
Returns reserve	23,361	35,104
Other current liabilities	16,771	16,740
Total current liabilities	116,428	101,526
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 25,639,197 and 14,009,859 shares issued and outstanding as of September 30, 2020 and December 31, 2019 respectively.	26	14
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 44,568,912 and 55,069,124 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively.	44	55
Additional paid-in capital	80,453	74,018
Retained earnings	94,383	56,677
Total stockholders' equity	174,906	130,764
Total liabilities and stockholders’ equity	$291,334	$232,290

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net income	$37,830	$27,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,646	2,716
Equity-based compensation	2,412	1,545
Deferred income taxes	(842)	(3,416)
Changes in operating assets and liabilities:
Accounts receivable	38	(263)
Inventories	30,670	(15,540)
Income taxes receivable	(1,703)	(13)
Prepaid expenses and other current assets	4,246	34
Other assets	28	62
Accounts payable	8,967	5,593
Income taxes payable	350	(411)
Accrued expenses	2,297	2,708
Returns reserve	(11,743)	8,285
Other current liabilities	31	3,271
Net cash provided by operating activities	76,227	31,833
Investing activities:
Purchases of property and equipment	(1,844)	(11,457)
Net cash used in investing activities	(1,844)	(11,457)
Financing activities:
Proceeds from initial public offering, net of underwriting discounts paid	—	57,077
Repurchase of Class B common stock upon corporate conversion	—	(40,816)
Proceeds from borrowings on line of credit	30,000	—
Repayment of borrowings on line of credit	(15,000)	—
Payment of deferred offering costs	(41)	(1,697)
Proceeds from the exercise of stock options, net	4,065	3
Net cash provided by financing activities	19,024	14,567
Effect of exchange rate changes on cash and cash equivalents	(124)	(167)
Net increase in cash and cash equivalents	93,283	34,776
Cash and cash equivalents, beginning of period	65,418	16,369
Cash and cash equivalents, end of period	$158,701	$51,145
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$295	$ —
Income taxes, net of refund	$8,500	$13,388

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Net sales	2020	2019	2020	2019
REVOLVE	$130,572	$135,426	$381,965	$402,021
FORWARD	20,464	18,771	57,930	51,416
Total	$151,036	$154,197	$439,895	$453,437

Gross profit
REVOLVE	$74,687	$74,991	$203,300	$223,091
FORWARD	8,780	7,687	23,188	20,759
Total	$83,467	$82,678	$226,488	$243,850

The following table lists net sales by geographic area (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
United States	$120,459	$128,234	$357,059	$379,694
Rest of the world	30,577	25,963	82,836	73,743
Total	$151,036	$154,197	$439,895	$453,437

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FNANCIAL METRICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except average order value and percentages)
Gross margin	55.3%	53.6%	51.5%	53.8%
Adjusted EBITDA	$24,025	$14,438	$50,511	$41,955
Free cash flow	$13,877	$7,448	$74,383	$20,376
Active customers	1,504	1,438	1,504	1,438
Total orders placed	1,141	1,194	3,476	3,623
Average order value	$232	$275	$232	$270

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP adjusted EBITDA to net income for the three and nine months ended September 30, 2020 and 2019 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net income	$19,438	$9,559	$37,830	$27,262
Excluding:
Other expense (income), net	253	(7)	300	653
Provision for income taxes	2,104	3,281	6,323	9,547
Depreciation and amortization	1,250	1,132	3,646	2,716
Equity-based compensation	980	513	2,412	1,545
Non-routine items(1)	—	(40)	—	232
Adjusted EBITDA	$24,025	$14,438	$50,511	$41,955
(1)	Non-routine items in the nine months ended September 30, 2019 primarily relate to legal settlements.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and nine months ended September 30, 2020 and 2019 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net cash provided by operating activities	$14,340	$9,150	$76,227	$31,833
Purchases of property and equipment	(463)	(1,702)	(1,844)	(11,457)
Free cash flow	$13,877	$7,448	$74,383	$20,376
Net cash used in investing activities	$(463)	(1,702)	$(1,844)	$(11,457)
Net cash (used in) provided by financing activities	$(6,292)	$(968)	$19,024	$14,567

A reconciliation of non-GAAP adjusted diluted EPS to diluted earnings (net loss) per share for the three and nine months ended September 30, 2020 and 2019 is as follows (in dollars):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Earnings (net loss) per share — diluted	$0.27	$0.27	$0.13	$0.13	$0.52	$0.52	$(0.25)	$(0.25)
Repurchase of Class B common stock, net	—	—	—	—	—	—	0.63	0.63
Adjusted earnings per share — diluted	$0.27	$0.27	$0.13	$0.13	$0.52	$0.52	$0.38	$0.38